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                                                                EXHIBIT 19
                               THE ALLIED GROUP

                           JOINT MARKETING AGREEMENT



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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.  Segment Differentiation..................................................  1

    1.1  Promotion of Products...............................................  1
    1.2  Existing Agency Relationship........................................  1
    1.3  Types of Agencies...................................................  1
    1.4  No Limitation on Agency Appointments................................  2

2.  Joint Agency Promotion Responsibilities..................................  2

    2.1  Promotion of Joint Agencies.........................................  2
    2.2  Promotion of Life Products..........................................  2
    2.3  Development of Marketing Materials..................................  2

3.  Promotion Fee............................................................  2

    3.1  ALIC Fees to AMCO...................................................  2
    3.2  Calculation of Growth Rate and NPIF.................................  3

4.  Systems Development......................................................  3

    4.1  Development of Joint Date Base......................................  3
    4.2  Joint Billing Arrangement...........................................  3
    4.3  Other Systems.......................................................  3
    4.4  Allocation  of Costs of Promotion
           Activities........................................................  4

5.  Non-Compete..............................................................  4

    5.1  Agreement Not To Compete............................................  4
    5.2  Protected Product List..............................................  4
    5.3  Amendment of Products Lists.........................................  4

6.  Term/Termination/Dispute Resolution......................................  4

    6.1  Term and Termination................................................  4
    6.2  Resolution of Disputes..............................................  5
    6.3  Resolution of Post Termination Disputes.............................  5

7.  Arbitration..............................................................  5

    7.1  Selection of Arbitrators............................................  5
    7.2  Authority of Arbitrators............................................  5
    7.3  Allocation of Expense of Arbitration................................  6
    7.4  Limitation on Authority of Arbitrators..............................  6

8.  Change of Control........................................................  6

    8.1  Change of Control in the Life Segment or ALFC.......................  6
    8.2  Change of Control in the P/C Segment or AGI.........................  7

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                                                                            Page
                                                                            ----

9.   Confidential Information and Trade Secrets.............................   7

     9.1  Confidential Information..........................................   7
     9.2  Confidentiality of Joint Data Base................................   7
     9.3  Return of Confidential Information................................   7
     9.4  Injunctive Relief.................................................   8
     9.5  Survival of this Section..........................................   8

10.  Indemnification........................................................   8

     10.1 Indemnification by ALIC...........................................   8
     10.2 Indemnification by the P/C Segment................................   8
     10.3 Limitations on Indemnification....................................   8
     10.4 Participation in Defense..........................................   8

11.  Affirmative Covenants..................................................   9

     11.1 Cooperation.......................................................   9
     11.2 Current Information...............................................   9

12.  Approvals..............................................................   9

13.  Amendment..............................................................   9

14.  Miscellaneous..........................................................  10

     14.1  Assignment.......................................................  10
     14.2  Waiver; Remedies.................................................  10
     14.3  Permissive Release of Confidential Information...................  10
     14.4  Notices..........................................................  10
     14.5  Governing Law....................................................  11
     14.6  Enforceability...................................................  11
     14.7  Survival of Representations and Warranties.......................  11
     14.8  Counterparts.....................................................  11
     14.9  Headings.........................................................  11
     14.10 Entire Agreement.................................................  11
     14.11 Execution of Agreement Authorized................................  12

Signature Page..............................................................  12

Schedule 3.2
     New Production Incentive Fee...........................................  13

Schedule 5.2(a)
     Life Segment Products..................................................  14

Schedule 5.2(b)
     P/C Segment Products List..............................................  15

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                                THE ALLIED GROUP
                            JOINT MARKETING AGREEMENT


           This Joint Marketing Agreement ("Agreement") by and between ALLIED Life Insurance Company ("ALIC"), ALLIED Mutual Insurance Company ("AMIC"), AMCO Insurance Company ("AMCO"), ALLIED Property and Casualty Insurance Company ("APC"), and Depositors Insurance Company ("DIC") shall be effective on the 30th day of August, 1993.

           WHEREAS, the parties hereto are affiliated pursuant to their common ownership and existing business relationships which include, without limitation, various distribution systems, marketing strategies, and contracts relating to their ongoing operations;

           WHEREAS, ALIC is in the business of underwriting and marketing life insurance and annuities (referred to herein as the "Life Segment");

           WHEREAS, AMIC, AMCO, APC, and DIC are in the business of underwriting and marketing property-casualty insurance (referred to herein collectively as the "P/C Segment");

           WHEREAS, the Life Segment and the P/C Segment each desire to expand their markets and to increase their penetration of the other's customer base through cross selling and increasing the number of joint life/P/C agencies; and

           WHEREAS, the P/C Segment's existing marketing organization is in a position which enables it to immediately begin to promote the Life Segment to its/their insurance agents;

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, the undersigned parties hereto hereby agree as follows as of the date first set forth above:

 1.0       Segment Differentiation.

           1.1 Promotion of Products. The Life Segment and the P/C Segment each agree to promote the products of the other to their respective customers and agents according to the terms and conditions of this Agreement.

           1.2 Existing Agency Relationships. The parties acknowledge the existing working and contractual relationships that each has with its respective insurance agents/agencies and agree that they will cooperate to foster and promote those relationships.

           1.3 Types of Agencies. The parties acknowledge that their agents/agencies are appointed (1) both by the Life Segment and by one or more of the companies of the P/C Segment ("Joint Agencies") or (2) only by one Segment ("Life-only Agencies" or


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"P/C-on1y Agencies"), and they agree that, when requested, each segment will promote the other to those Life-only or P/C-only Agencies, as the case may be.

           1.4 No Limitation on Agency Appointments. Nothing in this Agreement constrains any party from exercising any right to appoint any agent/agency, terminate any existing agency contract, or exercise any agency contract right.

2.0        Joint Agency Promotion Responsibilities

           2.1 Promotion of Joint Agencies. In consideration of payment of the Promotion Fee defined in Section 3 hereof, the P/C Segment hereby agrees to promote the sale of Life Segment Products, as defined in Section 5.2, within Joint Agencies and to facilitate the establishment of such Joint Agencies pursuant to the procedure set forth in Section 1.2.

           2.2 Promotion of Life Products. The parties agree to begin work immediately to establish and maintain specific guidelines, strategies, and requirements for the promotion of Life Segment Products by the P/C Segment marketing representatives to Joint Agencies. Such promotion will begin on or before January 1, 1994.

           2.3 Development of Marketing Materials. Promotion efforts will include joint promotions and marketing strategies and the development of marketing materials which shall include but not be limited to advertising, oral presentations, illustrations, recruiting materials, and such other communications as are necessary to promote the sale of the Life Segment Products by Joint Agencies. The Life Segment retains the right to review and approve all such materials prior to presentation to Joint Agencies. The P/C Segment will use its best efforts to conform all advertising materials and any forms to applicable laws and regulations.

3.0        Promotion Fee

           3.1 ALIC Fees to AMCO. In compensation for the promotion activities described in this Agreement, ALIC agrees to pay to AMCO, in its capacity as Pool Administrator under the Second Amended and Restated Reinsurance Pooling Agreement dated December 14, 1992, the following amounts;

                 (a) an annual access fee of $100,000.00 ("Access Fee") will be paid in four (4) equal quarterly installments with the first payment due within 30 days of January 1, 1994, and within the first month of each quarter thereafter during the term hereof; and

                 (b) an annual new production incentive fee ("NPIF"), as calculated in Section 3.2(f) to be paid within thirty (30) days of the end or each calendar year based on production for that year.

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     3.2  Calculation of Growth Rate and NPIF.

          (a) NPIF is based on the growth rate in production credit premiums ("PCPs") for Joint Agencies.

          (b) PCPs are the numerical method utilized by ALIC to measure production of agencies. PCPs are calculated as a percentage of premiums, and the applicable percentage may be different for each product.

          (c) The year of calculation ("YOC") shall be the calendar year just ended, and the PCPs for that year shall be the "YOC PCPs."

          (d) The PCPs as of the end of the calendar year prior to the YOC shall be referred to as the prior year PCPs or "PY PCPs".

          (e) The growth rate ("Growth Rate") equals YOC PCPs minus PY PCPs divided by PY PCPs. If the Growth Rate calculated herein is less than 10%, the fee percentage (the "Fee Percentage") equals zero. If the Growth Rate calculated herein exceeds 25%, the Fee Percentage equals 20%. If the Growth Rate is between 10% and 25%, then the Fee Percentage is calculated as follows:

              (i)  Fee Percentage = [({ Growth Rate - 10%} / 15%) x 10%] + 10%

              (ii) For a graph calculating NPIF and an example of the calculation above, see Schedule 3.2.

          (f) If the Growth Rate is 25% or less, NPIF equals the Fee Percentage, as calculated above, multiplied by the difference between YOC PCPs and PY PCPs. If the Growth Rate exceeds 25%, NPIF equals Fee Percentage multiplied by 25% of PY PCPs.

4.0  Systems Development

     4.1 Development of Joint Data Base. The Life Segment and the P/C Segment agree to work together to develop and coordinate joint data bases of customers and agents for purposes of the promotion activities under this Agreement. Each segment agrees to provide the other with a listing of its insureds and agents and other relevant marketing or statistical information as may be reasonably requested by the parties.

     4.2 Joint Billing Arrangement. The parties agree to jointly develop and use a mutually agreeable multiple account billing system which will allow the billing of life and property-casualty products on one statement.

     4.3 Other Systems. The parties agree to work together and develop any other systems which may be identified as mutually advantageous to the parties to this Agreement.


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     4.4 Allocation of Costs of Promotion Activities. The Life Segment and P/C
Segment agree to work together to develop a mutually agreeable basis for the sharing of system development and operation costs for systems developed under
Section 4.0. The parties further agree that the method of allocation will reflect the projected and actual utilization of these systems.

5.0  Non-Compete.

     5.1 Agreement Not To Compete. Each party to this Agreement hereby covenants and agrees that it will not compete directly, or indirectly through any subsidiary, affiliate, partnership, joint venture, or third party, with any party in the other segment for the duration of this Agreement and for a period of ten (10) years thereafter. This agreement not to compete shall extend to and include any Life Segment Products or P/C Segment Products, as defined in Section 5.2, and any market in which the segment seeking protection pursuant hereto is then active; provided that protection afforded hereby after any termination of this Agreement shall extend only to markets in which the Life Segment Products and P/C Segment Products were sold at the date of termination. "Market" for purposes of this section shall be the individual states in which Life Segment Products or P/C Segment Products are sold. The parties, in the event of a breach or anticipated breach of this Agreement, agree money damages will not be a sufficient remedy to the injured party or parties and agree to the imposition of injunctive relief to enforce this Section in addition to other available remedies.

     5.2 Protected Product List. The product list of the respective segments is set forth as follows:

         (a) The Life Segment products list ("Life Segment Products") is attached hereto and incorporated herein as Schedule 5.2(a).

         (b) The P/C Segment products list ("P/C Segment Products") is attached hereto and incorporated herein as Schedule 5.2(b).

     5.3 Amendment of Products Lists. The products lists referred to in Section
5.2 may be amended from time to time to add or delete products through written notification to the other parties to the Agreement. Upon notice of an addition to the products list, the parties shall have ten (10) days in which to object to the proposed addition. If there is disagreement in revising the products list, the Coordinating Committee as defined in Section 6.2 shall resolve the dispute.

6.0  Term/Termination/Dispute Resolutions

     6.1 Term and Termination. This Agreement shall continue from August 30, 1993 to August 30, 2008, and shall continue thereafter unless prior to August 30, 2006, a party to this Agreement delivers to each of the other parties a written notice

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that such party intends to cease participation and terminate the Agreement as to it on August 30, 2008 or as of a specified date thereafter. This Agreement may be terminated by any party effective after August 30, 2008 provided that such party has given written notice at least two (2) years prior to the proposed termination date.

           6.2 Resolution of Disputes. The members of the coordinating committees of the Boards of Directors of ALLIED Mutual Insurance Company, ALLIED Group, Inc., and ALLIED Life Financial Corporation ("Coordinating Committee") shall be asked to resolve any disputes arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, if any disputes under this Agreement must be resolved by arbitration pursuant to Section 7.0, termination of this Agreement which otherwise would occur shall not occur until after final resolution by the arbitrator.

           6.3 Resolution of Post Termination Disputes. In the event there are any post termination disputes in connection with this Agreement, such disputes shall be submitted to the Coordinating Committee for resolution.

7.0        Arbitration.

           7.1. Selection of Arbitrators. Each party to this Agreement hereby consents and agrees that any dispute between the parties hereto with respect to the interpretation, performance, or breach of any of the terms of this Agreement or the transactions contemplated by this Agreement which cannot be resolved by the Coordinating Committee shall be referred to arbitration conducted in accordance with the rules and procedures of the American Arbitration Association ("AAA"), upon written request of any party given to the others. Within thirty
(30) days of the giving of such written notice, the Life Segment and the P/C Segment shall each nominate an AAA-licensed arbitrator (the "Party Arbitrators"). Within thirty (30) days of their nomination, the two Party Arbitrators shall select a third AAA-licensed arbitrator (the "Third Arbitrator") and shall give the Life Segment and the P/C Segment written notice or such choice.

           7.2 Authority of Arbitrators. The arbitrators shall be empowered to decide all issues submitted to arbitration using principles of law and equity and, if required, by application of any customary practices in the insurance and reinsurance industries. The arbitrators shall be relieved of all judicial formalities and shall not be required to follow any rules of evidence except as such rules may be imposed on arbitration proceedings conducted in accordance with the laws of the State of Iowa, but the arbitrators shall attempt to enforce the intents and purposes of this Agreement to the extent practicable and in accordance with Iowa law. The decision of a majority of the arbitrators shall be final and binding on the Life Segment, the P/C Segment, and their subsidiaries.




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           7.3   Allocation of Expense of Arbitration. Each party shall bear the expenses of its Party Arbitrator. The parties shall jointly share all other expenses of the arbitration proceeding and the expenses of the Third Arbitrator. The arbitration proceeding shall take place at Des Moines, Iowa, unless another location is mutually agreed upon by the Life Segment and the P/C Segment and shall be governed by the laws of the State of Iowa. The parties hereto hereby agree that any information respecting any matters submitted to arbitration in accordance with the foregoing or any aspect of the arbitration proceeding itself shall be treated as confidential and will not be disclosed to any person or entity not employed or acting on behalf of the Life Segment or the P/C Segment in connection with such arbitration or used at any time in any manner that is adverse to the interests of any party hereto but, in any such case, such information may be disclosed if such disclosure is made in connection with either party's prosecution or defense of any legal proceedings or if such disclosure is required pursuant to a subpoena or other legal order issued by any judicial or regulatory body or is otherwise required by law.

           7.4 Limitation on Authority of Arbitrators. Notwithstanding anything set forth herein to the contrary, with respect to any issue to be determined by arbitration, the Life Segment and the P/C Segment shall each submit in writing to the arbitrators their proposed resolution of such issue. The arbitrators shall be constrained in their decision relating to such issue to select only between the proposed resolutions, and the arbitrators shall have no discretion to fashion any compromise or other resolution of the issue submitted for arbitration.

8.0        Change of Control.

           8.1 Change of Control in the Life Segment or ALLIED Life Financial Corporation. In the event of a Change of Control (as hereinafter defined in this section) of ALIC or ALLIED Life Financial Corporation, the P/C Segment may, in its sole discretion, at any time after such Change of Control; (i) terminate this Agreement upon six (6) months notice to the Life Segment; (ii) extend the term of this Agreement for up to ten (10) additional years beyond August 30, 2008 upon notice to the Life Segment; or (iii) allow this Agreement to continue in effect. "Change of Control" for purposes of this section shall mean an event whereby a person, group, or entity that is not affiliated with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC acquires the ownership of 50% or more of the voting stock of ALIC or ALLIED Life Financial Corporation. A person, group, or entity "affiliated" with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC shall mean a person, group, or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC.




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           8.2    Change of control in the P/C Segment or ALLIED Group, Inc. In the event of a Change of Control (as hereinafter defined in this section) of any of the companies comprising the P/C Segment or ALLIED Group, Inc., ALIC may, in its sole discretion, any time after such Change of Control: (i) terminate this Agreement upon six (6) months notice to the P/C Segment; (ii) extend the term of this Agreement for up to ten (10) additional years beyond August 30, 2008 upon six (6) months notice to the P/C Segment; or (iii) allow this Agreement to continue in effect. "Change of Control" for purposes of this section shall mean an event whereby a person, group, or entity that is not affiliated with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC acquires the ownership of 50% or more of the voting stock of any company in the P/C Segment or of ALLIED Group, Inc. A person, group, or entity "affiliated" with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC shall mean a person, group, or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with ALLIED Group, Inc., ALLIED Life Financial Corporation, or AMIC.

9.0        Confidential Information and Trade Secrets

           9.1 Confidential Information. Each party to this Agreement shall keep confidential, except as the other party or parties may otherwise consent in writing, not disclose or make any use of at any time and for any purpose whatsoever, any trade secrets, confidential information, knowledge, data, trademarks or trade names, or other information of any of the companies who are parties to this Agreement relating to their products, know-how, designs, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the parties to this Agreement or any of their clients, customers, consultants, licensees, or affiliates, which it has obtained or may obtain or otherwise acquire during the course of contacts, discussions, negotiations, or agreements with any of the parties to this Agreement, except as herein provided (hereafter, collectively, "Confidential Information"). No party shall deliver, reproduce, or in any way allow any Confidential Information of the other parties or any documentation relating thereto to be delivered to or used by any third parties without specific written direction or consent of a duly authorized officer of the other party, as the case may be.

            9.2 Confidentiality of Joint Data Base. The parties agree to treat the joint data bases developed under Section 4.1 as proprietary and confidential information and prohibit the release of all or any portion thereof to any third party including subsidiaries and affiliates of the parties without the consent of the other parties to this Agreement.

           9.3 Return of Confidential Information. Upon termination of this Agreement for any reason whatsoever, each party shall promptly surrender and deliver to each other party all records, materials, equipment, drawings, documents, data, and all Confidential Information of the other parties and shall not


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retain any description containing or pertaining to any Confidential Information of the other parties, unless otherwise consented to in writing by a duly authorized officer of the other party, as the case may be.

           9.4 Injunctive Relief. The parties agree that money damages would not be a sufficient remedy for a breach or anticipated breach of this Section 9.0, and they therefore agree that any party which is or may be damaged thereby shall be entitled to injunctive relief in addition to any available remedies.

           9.5 Survival of this Section. The agreements in this Section 9.0 shall survive termination of the Agreement and continue in full force and effect thereafter.

10.0       Indemnification.

           10.1 Indemnification by ALIC. ALIC shall defend, indemnify, and hold harmless the companies in the P/C Segment, their successors and assigns against and in respect of any and all damages, claims, losses, liabilities, and expenses (including, without limitation, legal and other expenses) which may arise out of or be in respect of any breach or misrepresentation by the companies of the Life Segment under this Agreement.

           10.2 Indemnification by the P/C Segment. The companies in the P/C Segment shall defend, indemnify, and hold harmless the companies in the Life Segment, their successors and assigns against and in respect of any and all damages, claims, losses, liabilities, and expenses (including, without limitation, legal and other expenses) which may arise out of or be in respect of any breach or misrepresentation by the companies of the P/C Segment under this Agreement.

           10.3 Limitations on Indemnification. Notwithstanding the foregoing, no indemnification shall be available hereunder unless notice of any claim for indemnification is given to the indemnifying party within one year of the date on which the loss under Section 10.1 or Section 10.2 above occurs or becomes known to the party to be indemnified.

           10.4 Participation in defense. Promptly after receipt of notice of any claim or the commencement of any action in respect to which indemnity may be sought on account of the indemnity agreements contained in this Section 10.0, the indemnified party will notify the indemnifying party in writing thereof. In case any claim shall be asserted against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to so assume the defense, conduct, or settlement thereof, the indemnifying party


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will not be liable to the indemnified party under this Section 10.0 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense, conduct, or settlement thereof. Notwithstanding an election by the indemnifying party to assume the defense, conduct, or settlement of any claim subject to indemnification hereunder, if the indemnified party reasonably determines that its interests may be adverse to, or in conflict with, those of the indemnifying party, it may elect, at its own expense, to retain or continue to retain its own counsel to participate in the defense, conduct, or settlement of such claim. The indemnified party will cooperate with the indemnifying party without charge in connection with any such claim, make personnel books and records relevant to the claim available to the indemnifying party, and grant such authorizations or powers of attorney to the agents, representatives, and counsel of the indemnifying party as such indemnifying party may reasonably consider desirable in connection with the defense of any such claim.

11.0       Affirmative Covenants.

           11.1 Cooperation. The companies in the Life Segment and P/C Segment as well as their subsidiaries will fully cooperate with each other and their respective counsel, if any, and accountants in connection with any action to be taken in the performance of their obligations under this Agreement. They shall use their best efforts to take or cause to be taken any and all actions necessary or required to be taken under this Agreement. In the conduct of their affairs and the performance of this Agreement the parties hereto shall maintain the working relationships of the parties on substantially the same terms as before the effectiveness of this Agreement.

           11.2 Current Information. Each party to this Agreement shall, upon request, annually certify to the others that the representations and warranties made in this Agreement by such party are true and correct as of the anniversary date of this Agreement, or such certification shall indicate in what manner or to what extent such representations and warranties are incorrect. Upon request, each party to this Agreement shall provide all other parties with its financial statements.

12.0 Approvals. On or before the date of this Agreement, any and all regulatory consents or approvals required to effect the transactions contemplated herein shall have been obtained (or the receipt shall have been waived by the parties hereto) without the imposition of a material cost, liability, or restriction upon any of the parties hereto.

13.0 Amendment. This Agreement may be amended, modified, or altered only by a writing signed by the parties hereto and approved by the Coordinating Committee.






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


14.0       Miscellaneous

           14.1 Assignment. Neither this Agreement nor any rights hereunder may be assigned by any of the parties hereto without the consent of all the parties.

           14.2 Waiver; Remedies. No delay or omission of any party to this Agreement to exercise any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right. In addition to any rights granted herein, the parties hereto shall have and may exercise any and all rights and remedies now or hereafter provided by law except as may be limited by Section 11.0 of this Agreement.

           14.3 Permissive Release of Confidential Information. Notwithstanding the provisions of Section 9.0 of this Agreement, any Confidential Information may be used in connection with any arbitration relating to the transactions contemplated by this Agreement and such information may be disclosed if such disclosure is made in connection with the parties' prosecution or defense of any legal proceedings or if such disclosure is required pursuant to a subpoena or other legal order issued by any judicial or regulatory body or is otherwise required by law.

           14.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified or registered mail (return receipt requested):

                   (a)      If to AMIC:

                            ALLIED Mutual Insurance Company
                            701 Fifth Avenue
                            Des Moines, Iowa 50391-2000
                            Attention:  President


                   (b)      If to AMCO:

                            AMCO Insurance Company
                            701 Fifth Avenue
                            Des Moines, Iowa 50391-2013
                            Attention:  President


                   (c)      If to APC:

                            ALLIED Property and Casualty Company
                            701 Fifth Avenue
                            Des Moines, Iowa 50391-2011
                            Attention:  President



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                  (d)      If to DIC:

                           Depositors Insurance Company
                           701 Fifth Avenue
                           Des Moines, Iowa 50391-2014
                           Attention:  President


                  (e)      If to ALIC:

                           ALLIED Life Insurance Company
                           701 Fifth Avenue
                           Des Moines, Iowa 50391-2003
                           Attention:  President

                  Any notice given as provided in this Section, if given personally, shall be effective upon delivery, if given by certified or registered mail, shall be effective three (3) days after deposit in the mail, and if given by telex or telecopier, shall be effective upon transmission. Any party hereto may change the address at which it is to be given notice by giving notice to the other party as provided in this Section.

           14.5 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Iowa and shall be construed and interpreted under the laws of such state applicable to contracts made and to be performed entirely within such state.

           14.6 Enforceability. If any one or more of the covenants, agreements, provisions, or other terms of this Agreement shall be for any reason whatsoever determined to be invalid, then such terms shall be deemed severable from the remaining terms of this Agreement and shall in no way affect the validity or enforceability of the other terms of this Agreement and such invalid terms shall be replaced by valid terms bearing the closest possible similarity in substance so that the intentions and purposes being the basis of this Agreement could be enforced to the greatest extent permitted by law.

           14.7 Survival of Representations and Warranties. All covenants, agreements, representations, and warranties made in this Agreement by any of the parties hereto, including but not limited to, the indemnification provisions set forth herein shall be effective on the effective date hereof and thereafter.

           14.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           14.9 Headings. The headings in the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

           14.10 Entire Agreement. This Agreement, including the schedules and exhibits referred to herein and any documents executed by the parties simultaneously herewith constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, between the parties with respect to the transactions contemplated herein; provided, however, the foregoing shall not operate or be construed to prohibit proof of prior understandings and agreements between or among the parties to the extent necessary to properly construe or interpret this Agreement.


           14.11 Execution of Agreement Authorized. The persons signing this Agreement on behalf of the parties hereto, warrant, covenant, and represent that they are duly authorized to execute this document on behalf of such parties.

ALLIED Mutual Insurance Company         ALLIED property and, Casualty Company


By  [SIGNATURE APPEARS HERE]            By [SIGNATURE APPEARS HERE]
  -----------------------------           -------------------------------
Its  President                          Its  President
    ---------------------------             -----------------------------

ALLIED Life Insurance Company           AMCO Insurance Company


By [SIGNATURE APPEARS HERE]             By  [SIGNATURE APPEARS HERE]
  -----------------------------           -------------------------------
Its  President                          Its  President
    ---------------------------             -----------------------------

Depositors Insurance Company


By [SIGNATURE APPEARS HERE]
  -----------------------------
Its  President
    ---------------------------

                                  SCHEDULE 3.2

                      NEW PRODUCTION INCENTIVE FEE ("NPIF")


                              [GRAPH APPEARS HERE]


EXAMPLE FOR 1993

a.      Assume PCPs of 5,184,000 in 1992

b.      Assume PCPs of 6,221,000 in 1993 for a growth rate of 20%

c.       Growth Rate     = YOC PCPs / PY PCPS + PY PCPs
         Growth Rate     = 6,221,000 - 5,184,000 / 5,184,000
         Growth Rate     = .20003 or 20%

d. Fee Percentage = [((Growth Rate - 10%) / 15%) x 10%] + 10% Fee Percentage = [((20% - 10%) / 15%) X 10%] + 10%
         Fee Percentage  = .1666667

e.       NPIF = Fee Percentage X (YOC PCPs - PY PCPs)
         NPIF = .1666667 X (6,221,000 - 5,184,000)
         NPIF = $172,833.33

                                SCHEDULE 5.2(a)

                             LIFE SEGMENT PRODUCTS

     ALIC will reserve to itself the opportunity to develop, administer, and market in its own name the following products including, but not limited to;

     1.    Individual and group life insurance

     2.    Individual and group annuities

     3.    Individual and group health insurance

     4.    Individual and group accident insurance

     5.    Individual and group long-term care insurance

     6.    Individual and group disability insurance

     7.    Individual and group variable life insurance

     8.    Individual and group variable annuities

     9.    Registered investment products (e.g. mutual funds, UITs)

                               SCHEDULE 5.2 (b)

                           P/C SEGMENT PRODUCTS LIST


     The following is a list of products reserved to be marketed by the property casualty companies.

     1. Personal lines property-casualty products including but not limited to the following:

           Private Passenger Automobile

           Homeowners

           Dwelling Fire

           Recreational Vehicles

     2. Commercial lines property-casualty products including but not limited to the following:

           Fire

           Inland Marine

           Workers compensation

           Liability

           Automobile

           Commercial Packages

           Farm

           Fidelity and Surety

           Crop Hail